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                                                                     EXHIBIT 5.1

                           THOMPSON HINE & FLORY LLP
                                Attorneys at Law
                            2000 Courthouse Plaza NE
                                 P.O. Box 8801
                            Dayton, Ohio 45401-8801
                                  937-443-6775
                               FAX: 937-443-6635

                                                                  April 14, 1997

Dayton Superior Corporation
721 Richard Street
Miamisburg, Ohio   45342

Ladies and Gentlemen:

                  We have acted as counsel to Dayton Superior Corporation, an Ohio corporation (the "Company"), in connection with the Company's 1994 Stock Option Plan, 1995 Stock Option Plan and 1996 Stock Option Plan (collectively, the "Plans") and the preparation of the Company's Registration Statement on Form S-8 being filed with the Securities and Exchange Commission in connection therewith.

                  Please be advised that we have examined such proceedings and records of the Company, and have made investigation of such other matters, as in our judgment permits us to render an informed opinion on the matters set forth herein.

                  Based upon the foregoing, it is our opinion that the Class A Common Shares, without par value, of the Company to be issued by the Company upon the exercise of options granted under the Plans have been duly authorized and, when paid for in accordance with the terms of such options and the Plans, will be legally issued, fully paid and non-assessable.

                  We consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-8 with respect to the Plans.

                                       Very truly yours,

                                       /S/ THOMPSON HINE & FLORY LLP